Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED
CERTIFICATE OF INCORPORATION
OF
VERENIUM CORPORATION

Gerald M. Haines II hereby certifies that:

ONE: The name of this corporation is Verenium Corporation.

TWO: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on December 21, 1992 under the name “Industrial Genome Sciences, Inc.” A Restated Certificate of Incorporation (the “Restated Certificate”) was filed with the Secretary of State of the State of Delaware on February 22, 2000.  A Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 27, 2004 (the “First Certificate of Amendment”), June 20, 2007 (the “Second Certificate of Amendment”) and March 13, 2009 (the “Third Certificate of Amendment”).

THREE: He is the duly elected Secretary of Verenium Corporation.

FOUR: Section A of Article III of the Restated Certificate, as amended by the First Certificate of Amendment, the Second Certificate of Amendment and the Third Certificate of Amendment, shall be amended to add the following provisions in their entirety to the existing provisions of such Section A of Article III:

“Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Effective Time”), each twelve (12) shares of the corporation’s Common Stock, par value $.001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the corporation.  No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on The NASDAQ Global Market on the date this Certificate of Amendment of Restated Certificate of Incorporation of the corporation is filed with the Secretary of State of the State of Delaware.”

FIVE: This Certificate of Amendment has been duly approved by this corporation’s Board of Directors in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”) and was duly adopted by the stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, VERENIUM CORPORATION has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by its Secretary as of September 9, 2009.

VERENIUM CORPORATION

By:	/s/ Gerald M. Haines II
Gerald M. Haines II
Secretary